Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Relations Contact:
August 2, 2007	Paul S. Lalljie
(571) 434-5548
paul.lalljie@neustar.biz

Media Contact:
Marc Abshire
(571) 434-5151
marc.abshire@neustar.biz
NeuStar Reports Results for Second Quarter 2007
Increases transaction guidance for the full year
STERLING, VA, August 2, 2007 — NeuStar, Inc. (NYSE: NSR), a provider of essential clearinghouse services to the communications and Internet industry, today announced results for the quarter ended June 30, 2007, reaffirmed its revenue and profitability guidance and increased its transaction guidance for full year 2007.
Summary of Second Quarter Results
Revenue totaled $99.7 million, up from $82.3 million in the second quarter of 2006, an increase of 21%. Net income totaled $19.1 million, or $0.24 per diluted share, compared to $20.0 million, or $0.26 per diluted share, in the second quarter of 2006.
Revenue in the quarter included the impact of reduced pricing on the company’s contracts to provide telephone number portability services in the United States, under the September 2006 amendments to these contracts previously announced by the company. Based on the per—transaction rate that would have applied absent these amendments, this new pricing resulted in a reduction to revenue of approximately $4.0 million for the quarter.
Non-GAAP Adjusted Net Income totaled $23.7 million, or $0.30 per diluted share, compared to $22.6 million, or $0.29 per diluted share, in the second quarter of 2006. Non-GAAP Adjusted Net Income excludes the impact of pre-tax, non-cash, acquisition-related amortization of intangibles and stock-based compensation expense recognized in accordance with FASB Statement No. 123(R). See discussion under the heading “Non-GAAP Reconciliation Table” below.
Discussion of Second Quarter Results
NeuStar’s year-over-year quarterly revenue growth of 21% was driven by increases in infrastructure transactions under its contracts to provide telephone number portability services in the United States, its expanded range of DNS services including those coming from the acquisition of UltraDNS Corporation, and growth in the use of U.S. Common Short Codes.

Transactions under NeuStar’s contracts to provide telephone number portability services in the United States totaled 74.4 million for the second quarter of 2007, up 27% from 58.6 million transactions for the second quarter of 2006, in line with prior projections.
Comparing other second quarter 2007 results to the corresponding period in 2006:
•	Addressing revenue increased 15% to $26.9 million due to increased use of NeuStar Ultra Services and continued growth in new communication services, such as U.S. Common Short Codes.

•	Interoperability revenue decreased 2% to $13.0 million.

•	Infrastructure and other revenue increased 31% to $59.8 million, primarily due to increased demand for NeuStar’s network management services.
Total operating expense for the second quarter of 2007 increased 38% to $68.3 million from $49.5 million in the comparable quarter in 2006. This increase is primarily attributable to additional expenses NeuStar incurred as a result of operational costs associated with the businesses acquired in April and November of 2006. As of June 30, 2007, the company had $110.5 million in cash, cash equivalents and short-term investments, compared to $72.1 million at March 31, 2007 and $58.3 million at December 31, 2006.
Business Outlook for 2007
NeuStar provides the following revenue and profitability guidance, which is consistent with the company’s prior guidance provided on May 8, 2007:
•	Full year revenue to range between $428 million and $438 million, representing growth in excess of 28% over 2006, which includes between $10 million and $13 million projected revenue from our NGM business segment.

•	Full year net income to range between $84 million and $88 million, or between $1.06 and $1.11 per diluted share. Per share calculations are based on an estimated 79.5 million diluted weighted average shares outstanding.

The company’s guidance includes an estimated $17.0 million in pre-tax, non-cash, stock-based compensation expense recognized in accordance with FASB Statement No. 123(R).

In addition, NeuStar provides the following guidance for transactions under the company’s contracts to provide telephone number portability services in the United States:
•	full year transactions are projected to exceed 300 million transactions for 2007, up from the 290 million transactions projected in the previous guidance of May 8, 2007.

•	third quarter transactions are projected to grow 28% to at least 76.2 million transactions versus the third quarter 2006 total of 59.5 million transactions.
Non-GAAP Measures
•	Non-GAAP Adjusted Net Income for 2007 is expected to range between $104 million and $108 million, compared to 2006 non-GAAP Adjusted Net Income of $84.5 million, an increase in excess of 25%.

•	Non-GAAP Adjusted Net Income per diluted share is projected to range between $1.31 and $1.36 in 2007 compared to 2006 non-GAAP Adjusted Net Income per diluted share of $1.08, an increase in excess of 23%.
Management Commentary
Jeff Ganek, NeuStar’s Chairman and Chief Executive Officer stated, “Once again, our core business continues to perform well with NPAC transactions for the quarter exceeding the estimates we provided in May and we are on track for another stellar year. In addition, the Ultra and NGM businesses we acquired in 2006 are winning new customers, adding new and expanded service offerings, and building stable, recurring revenue streams that should provide strong sources of revenue growth and profitability in future years. With the portfolio of services we have already assembled, NeuStar is well-positioned to keep pace with the ever-changing requirements brought about by the introduction of new communications technologies throughout the world.”
Jeff Babka, NeuStar’s Senior Vice President and Chief Financial Officer added, “NeuStar produced another quarter of revenue and profit growth and we are on target to achieve our full year guidance while covering the reduction in projected 2007 revenue in our Next Generation Messaging business segment. We are very pleased with the product delivery and roadmap for revenue growth in our Next Generation Messaging services which emanated from the focused review we initiated in April. The additional investment that we are making in that business puts us on a good trajectory to deliver significant growth in future years.”

Non-GAAP Reconciliation
The following is a reconciliation of net income to non-GAAP Adjusted Net Income for the three and six months ended June 30, 2006 and 2007, and the years ended December 31, 2006 and 2007:

	Three Months Ended		Six Months Ended		Year Ended
	June 30,		June 30,		December 31,
	2006	2007	2006	2007	2006	2007(1)
	(in thousands, except per share data)
	(unaudited)
Net income	$19,952	$19,149	$38,237	$37,117	$73,899	$86,000
Add: Amortization of intangibles resulting from acquisitions	1,498	3,776	1,805	7,620	6,160	16,800
Add: Stock-based compensation expense	2,956	3,975	5,355	7,538	11,890	17,000
Add: Adjusted provision for income taxes(2)	(1,773)	(3,178)	(2,857)	(6,094)	(7,401)	(13,689)

Non-GAAP Adjusted Net Income	$22,633	$23,722	$42,540	$46,181	$84,548	$106,111

Non-GAAP Adjusted Net Income per diluted share (3)	$0.29	$0.30	$0.55	$0.58	$1.08	$1.33

(1)	The amounts expressed in this column are based on current estimates as of the date of this press release. This reconciliation is based on the midpoint of the net income guidance range announced in this press release.

(2)	Non-GAAP Adjusted Net Income per diluted share for the three months ended June 30, 2006 is based on an effective tax rate of 39.8%. Non-GAAP Adjusted Net Income for the three months ended June 30, 2007 is based on an effective tax rate of 41.0%. Non-GAAP Adjusted Net Income per diluted share for the six months ended June 30, 2006 is based on an effective tax rate of 39.9%. Non-GAAP Adjusted Net Income for the six months ended June 30, 2007 is based on an effective tax rate of 40.2%. Non-GAAP Adjusted Net Income for the year ended December 31, 2006 is based on an effective tax rate of 41.0%. Non-GAAP Adjusted Net Income for the year ended December 31, 2007 is based on an estimated effective tax rate of 40.5%.

(3)	Non-GAAP Adjusted Net Income per diluted share for the three months ended June 30, 2006 is based on weighted average diluted shares outstanding of 78.2 million. Non-GAAP Adjusted Net Income per diluted share for the three months ended June 30, 2007 is based on weighted average diluted shares outstanding of 79.0 million. Non-GAAP Adjusted Net Income per diluted share for the six months ended June 30, 2006 is based on weighted average diluted shares outstanding of 77.9 million. Non-GAAP Adjusted Net Income per diluted share for the six months ended June 30, 2007 is based on weighted average diluted shares outstanding of 79.0 million. Non-GAAP Adjusted Net Income per diluted share for the year ended December 31, 2006 is based on weighted average diluted shares outstanding of 78.3 million. Non-GAAP Adjusted Net Income per diluted share for the year ended December 31, 2007 is based on estimated weighted average diluted shares outstanding of 79.5 million.
Non-GAAP Adjusted Net Income and non-GAAP Adjusted Net Income per diluted share are not measures of financial performance under GAAP and have no standardized measurement prescribed by GAAP. Management believes that both measures will enhance our investors’ understanding of our financial performance and the comparability of the company’s operating results from period to period. However, these non-GAAP financial measures may not be comparable with similar non-GAAP financial measures used by other companies and should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The company provides these historical and forward-looking reconciliations to the most directly comparable GAAP financial measures to allow investors to appropriately consider each non-GAAP financial measure.

Conference Call
As announced on July 13, 2007, NeuStar will conduct an investor conference call to discuss the company’s results today at 8:00 a.m. (Eastern). Investors may access the conference call over the Internet via the Investor Relations tab of the company’s website (www.NeuStar.biz), or via telephone by dialing (800) 811-0667 (international callers dial (913) 981-4901). Those listening via the Internet should go to the site 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available through Midnight (Eastern) Thursday, August 9, 2007 by dialing (888) 203-1112 (international callers dial (719) 457-0820) and entering replay PIN 6040076, or by going to the Investor Relations tab of the company’s website (www.NeuStar.biz).
NeuStar will take live questions from securities analysts and institutional portfolio managers; the complete call is open to all other interested parties on a listen-only basis.
This press release, the financial tables and other supplemental information, including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures that may be used periodically by management when discussing the company’s financial results with investors and analysts, are available on the company’s website under the Investor Relations tab.
About NeuStar, Inc.
NeuStar (NYSE: NSR) is a provider of essential clearinghouse services to the North American communications industry and Internet service providers around the world. Visit NeuStar online at www.NeuStar.biz.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about our expectations, beliefs and business results in the future. We have attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes” and variations of these words and similar expressions. Similarly, statements herein that describe our business strategy, prospects, opportunities, outlooks, objectives, plans, intentions or goals are also forward-looking statements. We cannot assure you that our expectations will be achieved or that any deviations will not be material. Forward-looking statements are subject to many assumptions, risks and uncertainties that may cause future results to differ materially from those anticipated. These potential risks and uncertainties include, among others, the uncertainty of future revenue and profitability and potential fluctuations in quarterly operating results due to such factors as disruptions to our clearinghouse operations, modifications to our material contracts, our ability to successfully integrate and support the operations of our acquisitions, increasing competition, market acceptance of our existing services, our ability to successfully develop and market new services, the uncertainty of whether new services will achieve market acceptance or result in any revenue, and business, regulatory and statutory changes in the communications industry. More information about potential factors that could affect our business and financial results is included in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2006 and subsequent periodic reports. All forward-looking statements are based on information available to us on the date of this press release, and we undertake no obligation to update any of the forward-looking statements after the date of this press release.

NEUSTAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2007	2006	2007
		(unaudited)
Revenue:
Addressing	$23,448	$26,857	$46,862	$53,860
Interoperability	13,244	13,030	27,361	27,962
Infrastructure and other	45,571	59,806	84,203	115,319

Total revenue	82,263	99,693	158,426	197,141

Operating expense:
Cost of revenue (excluding depreciation and amortization shown separately below)	19,956	23,246	40,831	46,324
Sales and marketing	11,426	17,649	20,569	36,285
Research and development	4,016	6,751	8,157	13,320
General and administrative	8,304	11,271	15,585	22,040
Depreciation and amortization	5,833	9,375	10,281	18,439

	49,535	68,292	95,423	136,408

Income from operations	32,728	31,401	63,003	60,733
Other (expense) income:
Interest expense	(340)	(364)	(687)	(714)
Interest and other income	732	1,424	1,401	2,073

Income before minority interest and income taxes	33,120	32,461	63,717	62,092
Minority interest	—	—	(95)	—

Income before income taxes	33,120	32,461	63,622	62,092
Provision for income taxes	13,168	13,312	25,385	24,975

Net income	$19,952	$19,149	$38,237	$37,117

Net income per common share:
Basic	$0.28	$0.25	$0.54	$0.49

Diluted	$0.26	$0.24	$0.49	$0.47

Weighted average common shares outstanding:
Basic	72,135	75,825	71,242	75,258

Diluted	78,200	79,040	77,934	79,037

NEUSTAR, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	June 30,
	2006	2007
	(audited)	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$58,252	$110,451
Restricted cash	—	137
Accounts receivable, net and unbilled receivables	53,918	59,706
Prepaid expenses and other current assets	14,971	19,481
Income taxes receivable	893	3,090
Deferred tax asset	7,641	9,157

Total current assets	135,675	202,022

Property and equipment, net	42,678	49,606
Goodwill and intangible assets, net	257,051	251,692
Deferred tax asset, long-term	4,500	406
Other non-current assets	8,355	11,309

Total assets	$448,259	$515,035

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$53,079	$42,157
Deferred revenue	22,923	31,076
Notes payable and capital lease obligations	5,135	6,101
Accrued restructuring reserve	368	389
Other liabilities	200	100

Total current liabilities	81,705	79,823

Deferred revenue, long-term	17,921	18,196
Notes payable and capital lease obligations, long-term	3,925	9,156
Accrued restructuring reserve, long-term	2,206	2,002
Other liabilities, long-term	1,356	1,690

Total liabilities	107,113	110,867

Total stockholders’ equity	341,146	404,168

Total liabilities and stockholders’ equity	$448,259	$515,035

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